G. BRAD BECKSTEAD
Certified Public Accountant

330 E. Warm Springs
Las Vegas, NV 89119
702.528.1984
425.928.2877 (efax)

May 19, 2000

To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of May 19, 2000, on the Financial Statements of Pacific Industrial Corporation for the quarter March 31, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/G. Brad Beckstead, CPA
Nevada License #2701